UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 3, 2007 (November 27, 2007)

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of small business issuer in its charter)

__________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-51792	87-0616524
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086

(Address of Principal Executive Offices)

(86 10) 82671299
Registrant’s Telephone Number, Including Area Code:

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 27, 2007, the Board of Directors of China TransInfo Technology Corp. (the “Company”) appointed Zhihai Mao as the new Chief Financial Officer of the Company, effective January 1, 2008. From January 1, 2008, Danxia Huang, the Company’s Vice President of Finance, will no longer perform the functions of the Company’s chief financial officer.

Since August 2006, Mr. Mao has been a senior auditor of Deloitte & Touche Tohmatsu CPA, Ltd.’s Beijing office. Prior to that, Mr. Mao was a senior auditor of Deloitte & Touche LLP, USA, from October 2004 through July 2006. From July 2003 to October 2004, Mr. Mao was a senior tax consultant of Deloittee Tax LLP USA. Mr. Mao also was previously employed as a budget analyst of University of North Carolina at Chapel Hill, Program for International Training in Health, from December 2002 through May 2003. Mr. Mao is a U.S. Certified Public Accountant with extensive experience of corporate financial reporting and disclosure. Mr. Mao holds a Mater’s degree in accounting from University of North Carolina at Chapel Hill.

On November 27, 2007, the Company and Mr. Mao entered into an employment agreement (the “Employment Agreement”), which is effective as of January 1, 2008 (the “Effective Date”). The term of the Employment Agreement is for three years (the “Initial Term”) commencing on the Effective Date. After the Initial Term of employment, Mr. Mao’s employment will be “at will” and either the Company or Mr. Mao may terminate the employment with or without cause or advance notice.

The Employment Agreement provides, among other things, that Mr. Mao’s annual base salary will be 750,000 Renminbi (approximately $100,000) (the “Base Salary”). In addition, on or about January 1, 2008, the Company will grant to Mr. Mao an option to acquire 200,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of such common stock on the date of grant. The option will vest in equal installments on a quarterly basis over a three-year period beginning on the grant date. The Company and Mr. Mao will enter into a stock option agreement on or about the grant date to govern the stock option that will be granted to Mr. Mao.

During the Initial Term, if Mr. Mao terminates his employment for any reason or if the Company terminates the employment due to death, permanent disability, or with cause, Mr. Mao will be entitled only to the Base Salary through the date of the termination and any other benefits legally required to be paid to Mr. Mao. If during the Initial Term, the Company terminates Mr. Mao’s employment without cause, he will be entitled to one or two or three months Base Salary as severance based on how long he has worked for the Company when the employment is terminated. “Cause” is defined generally to include crime, dishonesty, embezzlement, continuing inability or refusal to perform reasonable duties, and moral turpitude. The Employment Agreement also contains covenants prohibiting Mr. Mao from competing with the Company, disclosing any confidential information of the Company and soliciting the Company’s customers and employees, both during his employment and for specified periods after the termination of employment.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

There is no family relationship exists between Mr. Mao and any directors or executive officers of the Company. In addition, there has been no transaction, no is there any currently proposed transaction between Mr. Mao and the Company that would require disclosure under Item 404(a) of Regulation S-B.

A copy of a December 3, 2007 press release announcing Mr. Mao’s appointment as Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between China TransInfo Technology Corp. and Zhihai Mao dated November 27, 2007.

99.1	Press release dated December 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China TransInfo Technology Corp.

Date: December 3, 2007

/s/ Shudong Xia

Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between China TransInfo Technology Corp. and Zhihai Mao dated November 27, 2007.

99.1	Press release dated December 3, 2007